Exhibit 99.3

Athlon Acquisition Corp.

Nominating and Corporate Governance Committee Charter

A.	Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Athlon Acquisition Corp. (the “Company”) is to assist the Board with its oversight and to: (i) identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders; (ii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and (iii) oversee the evaluation of the Board. This Charter sets forth the composition, authority, and responsibilities of the Committee.

B.	Composition

1.	Membership and Appointment

The Committee shall be composed of at least two members, with the exact number determined by the Board. Each member of the Committee shall be appointed by the Board and may be removed by the Board in its sole discretion. Each member shall serve until his or her resignation, retirement, or removal by the Board and/or until his or her successor is appointed.

2.	Qualifications

Each member of the Committee shall be an “independent director” as defined under the rules of The Nasdaq Stock Market LLC (the “Exchange”, as such may be amended from time to time (the “Rules”)), except as may otherwise be permitted by or otherwise satisfy the requirements of such Rules.

3.	Chairperson

The Board may designate a chairperson of the Committee. In the absence of that designation, the Committee may designate a chairperson by majority vote of the Committee’s members. The Chairperson shall set the agenda for meetings of the Committee and conduct the proceedings of meetings of the Committee.

Athlon Acquisition Corp.

Nominating and Corporate Governance Committee Charter

(as of                     , 2021)

C.	Responsibilities and Duties

The principal responsibilities and duties of the Committee in serving the purposes outlined in “Purpose” above are set forth below. These duties are set forth as a guide with the understanding that the Committee will carry them out in a manner that is appropriate given the Company’s needs and circumstances. The Board or Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.	Board Composition, Evaluation, and Nomination Activities

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Oversee the Board evaluation process, including conducting periodic evaluations of (i) the performance of the Board as a whole, each Board committee, and each individual director, and (ii) the qualifications and performance of Board members eligible for reelection.

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Review the composition and size of the Board and determine the criteria for Board membership, including issues of character, judgment, diversity, gender, age, independence, expertise, experience, length of service, other commitments and the like, as approved by the Board in the Company’s policies and procedures for director candidates.

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Establish procedures for the submission of candidates for election to the Board, including recommendations by stockholders of the Company, which procedures shall be set forth in the Company’s policies and procedures for director candidates.

•	Select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders.

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Review and evaluate any stockholder nominees for director submitted in accordance with the Company’s bylaws and any candidates for the Board recommended by stockholders in accordance with the Company’s policies and procedures for director candidates.

•	Identify, consider, and recommend candidates to fill new positions or vacancies on the Board.

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Review and make recommendations to the Board on the appropriateness of continued director service by any director who submits a letter of resignation to the Board in accordance with the corporate governance guidelines.

2.	Board Committees

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Periodically review the composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees.

•	Recommend to the Board persons to be members and chairpersons of the Board’s committees.

•	Oversee the other Board committees’ annual review and assessment of the adequacy of their charters and annual evaluation of the performance of such committees.

3.	Corporate Governance Generally

•	Periodically review the effectiveness of the corporate governance guidelines approved by the Board and recommend proposed changes to the Board.

•	Review proposed changes to the Company’s certificate of incorporation and bylaws and make recommendations to the Board.

•	Review stockholder proposals relating to corporate governance and other matters and recommend to the Board the Company’s response to such proposals.

•	Oversee the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning.

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Review periodically the succession planning for the Chief Executive Officer and other executive officers, report the findings and recommendations to the Board, and work with the Board in evaluating potential successors to these positions.

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Review the disclosure included in the Company’s proxy statement regarding the operations of the Committee, director independence, the Company’s director nomination process, and other corporate governance matters.

•	Periodically review the Company’s code of conduct approved by the Board and recommend proposed changes to the Board.

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Review actual and potential conflicts of interest, including potential taking of “corporate opportunities” by insiders, Board members, and corporate officers, other than related party transactions reviewed by the audit committee of the Board, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest or the taking of a corporate opportunity.

•	Make recommendations for director orientation and continuing education programs.

•	Review and assess the adequacy of this charter annually and submit any recommended changes to the charter to the Board for approval.

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Ensure that the audit committee and compensation committee of the Board review and assess the adequacy of their respective charters annually; review any other policies and charters of the Company as the Board may direct; and submit any recommended changes to such charters and policies to the Board for approval.

•	Review and evaluate the performance of the Committee on an annual basis.

D.	Meetings and Procedures

1.	Meetings

The Committee will meet at such times and places as the Committee determines, which, following the Company’s initial business combination shall be at least two times per year. The chairperson of the Committee shall preside at each meeting and approve the meeting’s agenda, and any other member present may suggest items for consideration. The CEO shall be notified of the Committee’s meeting schedule and the agenda of each meeting. If a chairperson is not designated or present, an acting chair may be designated by the Committee members present. The Committee shall maintain written minutes of its meetings, which shall be filed with the minutes of the meetings of the Board.

2.	Attendees

The CEO may attend each Committee meeting. The Committee may invite to its meetings any director, officer, or employee of the Company and such other persons as it deems appropriate to carry out its responsibilities. The Committee may exclude from its meetings any person it deems appropriate in order to carry out its responsibilities, including non-management directors who are not members of the Committee.

3.	Written Consent

The Committee may act by written consent (which includes electronic consent) in lieu of a meeting in accordance with the Company’s bylaws, which shall constitute a valid action of the Committee if it has been executed by each member of the Committee and shows the date of execution. Any written consent shall be effective on the date of the last signature and shall be filed with the minutes of the meetings of the board.

4.	Reporting to the Board

Consistent with this charter, the Committee shall report regularly to the Board with respect to the Committee’s activities and recommendations. The report to the Board may take the form of an oral report by the chairperson or any other member of the Committee designated by the Committee to make such report.

5.	Authority to Retain Advisors

The Committee shall have the authority, in its sole discretion, to retain or obtain the advice of independent counsel, search firms, or any other advisors as it determines necessary to carry out its duties. The Committee shall be directly responsible for the appointment, compensation, retention, and oversight of the work of such advisors, and the Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable fees to any such advisor retained by the Committee. The Company will also provide for the payment of any administrative expenses of the Committee that are necessary or appropriate in carrying out its activities.

6.	Access to Information

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with full access to all books, records, facilities, and personnel of the Company.

7.	Subcommittees

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate power and authority to such subcommittees as the Committee deems appropriate. Each designated subcommittee shall establish its own schedule and maintain written minutes of its meetings, which shall be filed with the minutes of the meetings of the Board. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation, or listing standard to be exercised by the Committee as a whole.

8.	Compensation

Members of the Committee shall receive such fees, if any, for their service as Committee members, as determined by the Board in its sole discretion.

9.	Website Posting

The Committee’s charter may be made available on the Company’s website.

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The Board has formed the Committee to assist the Board in directing the Company’s affairs, and this charter has been adopted in furtherance of this purpose. While this charter should be interpreted in the context of all applicable laws, regulations, and listing requirements, as well as in the context of the Company’s certificate of incorporation and bylaws, it is not intended to establish by its own force any legally binding obligations.